Exhibit 10.28

Oral Agreement with San-Mar Laboratories

San-Mar Laboratories, Inc. with a headquarters address at 4 Warehouse Lane, Elmsford, New York10523, has entered into an oral agreement with the Company and its subsidiary, Proteoderm, Inc., on January 2, 2009.

Pursuant to the oral agreement, San-Mar will use its extensive facilities which include cosmetics formulation, laboratories, clean rooms, ingredient compatibility testing facilities, printing, labeling, bottling, picking, packing and shipping areas and personnel,

The agreement will terminate four years after the first cosmeceutical kits are shipped.

The agreement provides that San-Mar will formulate cosmeceutical anti-aging kits for Proteonomix’ subsidiary Proteoderm. The kits consist of a day cream, night cream, cleanser, exfoliant and under eye serum. San-Mar will test the constituents of the kits for chemical compatibility and efficacy

San-Mar, for certain customers of Proteoderm, will bottle, label and pack the kits in suitable containers and with labeling to conform to industry and regulatory standards – labels, bottles, packages all to be approved by the Company and by Proteoderm.

For other customers of Proteoderm, San-Mar will pack the kits in bulk in containers designated by the Company and Proteoderm.

San-Mar will ship to destinations and by shipping means as specified by the Company and Proteoderm.

San-Mar will set reasonable prices for its services. If at the end of each 90 day period, the Company and/or Proteoderm communicates to San-Mar that they have found better prices for the services San-Mar was rendering on their behalf from a provider of equal quality and the services being of at least equal quality, San-Mar has ten business days to match the prices of the competitor within 10% or the Company and Proteoderm may remove its business without penalty.

Each party will indemnify the other for damages, including reasonable attorneys’ fees, if the actions of one party (including the use of Proteoderm’s stem cell extract) causes liability to the other.

In the event of litigation between the parties, New York local law without regard to conflicts of laws principles will be applied and a court located in the City of New York or the County of Westchester will be used.